Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trust Quarterly Distribution and 2011 Reserve Data and Updates Termination Forecast

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, February 7, 2012 – Whiting USA Trust I (NYSE Symbol – WHX) announced the first Trust distribution in 2012, which relates to net profits generated during the fourth quarterly payment period of 2011.

Unitholders of record on February 17, 2012 will receive a distribution amounting to $10,002,347 or $0.721468 per unit, which is payable on or before February 29, 2012.

Volumes, price and net profits for the quarterly payment period were:

Sales Volumes:
Oil (Bbls)	183,896
Natural Gas (Mcf)	729,451

Total (BOE)	305,471
Average Sales Prices:
Oil (per Bbl)	$82.32
Natural gas (per Mcf)	$3.97
Gross Proceeds:
Oil Sales	$15,138,935
Natural Gas Sales	2,897,104

Total Gross Proceeds	$18,036,039

Costs:
Lease Operating Expenses	$6,822,360
Production Taxes	1,273,751
Realized Gains on Hedging Settlements	(1,445,433)

Total Costs	$6,650,678

Net Profits	$11,385,361
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$10,246,825
Provision for estimated Trust expenses	(175,000)
Montana state income taxes withheld	(69,478)

Net cash proceeds available for distribution	$10,002,347
Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.721468

The net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin and Gulf Coast regions of the United States. The net profits interest will terminate when 9.11 MMBOE have been produced and sold from the underlying properties (which amount is equivalent to 8.20 MMBOE attributable to the net profits interest), and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions.

As of December 31, 2011, on a cumulative accrual basis, 5.00 MMBOE (61%) of the Trust’s total 8.20 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2011, the 9.11 MMBOE of reserves (8.20 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties by August 31, 2015, which reflects expected year over year decline rates ranging from approximately 8% to 9% between 2012 and 2015. However, the rate of future production cannot be predicted with certainty, and 9.11 MMBOE (8.20 MMBOE to the 90% net profits interest) may be produced before or after the currently projected date. In addition, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
www.businesswire.com/cnn/whx.htm

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